Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com

March 30, 2021

T-Mobile US, Inc.
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006

Ladies and Gentlemen:

We are acting as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent”), T-Mobile Innovations LLC, a Delaware limited liability company (“T-Mobile Innovations”), and TVN Ventures LLC, a Delaware limited liability company (collectively with T-Mobile Innovations, the “New Guarantors”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-249079) (as amended by the Amendment, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the prospectus contained therein (the “Prospectus”), relates to (x) the contemplated issuance from time to time, as set forth in the applicable prospectus contained in the Registration Statement (the “Primary Prospectus”) and as may be set forth in one or more supplements to the Primary Prospectus (each, a “Primary Prospectus Supplement”), of (i) one or more series of debt securities (the “Primary Debt Securities”) which may be issued by the Company and (ii) guarantees by one or more of the Guarantors of the Primary Debt Securities (the “Primary Debt Securities Guarantees”) and (y) the contemplated resale from time to time, as set forth in the applicable prospectus contained in the Registration Statement (the “Resale Prospectus”, and each of the Resale Prospectus and the Primary Prospectus, a “Prospectus”) and as may be set forth in one or more supplements to the Resale Prospectus (each, a “Resale Prospectus Supplement”, and each Resale Prospectus Supplement and each Primary Prospectus Supplement, a “Prospectus Supplement”) by the selling securityholder named in the Registration Statement of (i) the Company’s 4.000% Senior Notes due 2022-1 (the “2022-1 Notes”), 4.500% Senior Notes due 2026-1 (the “2026-1 Notes”), 5.375% Senior Notes due 2027-1 (the “2027-1 Notes”) and 4.750% Senior Notes due 2028-1 (the “2028-1 Notes” and, collectively with the 2022-1 Notes, 2026-1 Notes and 2027-1 Notes, the “Resale Debt Securities”) and (ii) guarantees by the Guarantors of the Resale Debt Securities (the “Resale Debt Securities Guarantees”). We refer to the Primary Debt Securities and the Resale Debt Securities, collectively as the “Debt Securities.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. The Amendment relates to (i) the addition of the New Guarantors as co-registrants under the Registration Statement, (ii) the registration of guarantees (the “New Resale Debt Securities Guarantees”) issued by the New Guarantors with respect to the Resale Debt Securities and (iii) the registration of guarantees (the “New Primary Debt Securities Guarantees” and collectively with the New Resale Debt Securities Guarantees, the “New Guarantees”) by the New Guarantors to be issued in connection with Primary Debt Securities that may be issued by the Company.

The New Primary Debt Securities Guarantees may be issued from time to time pursuant to (i) one or more supplemental indentures (each, an “Unsecured Notes Supplemental Indenture”) to the Indenture, dated as of April 28, 2013 (as supplemented to the date hereof, the “Unsecured Notes Indenture”), among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and (ii) one or more supplemental indentures (each, a “Secured Notes Supplemental Indenture”) to the Indenture, dated as of April 9, 2020 (as supplemented to the date hereof, the “Secured Notes Indenture” and, collectively with the Unsecured Notes Indenture, the “Indentures” and each, an “Indenture”), among the Company, Parent and Deutsche Bank Trust Company Americas, as trustee. The Resale Debt Securities Guarantees were issued pursuant to the Forty-Ninth Supplemental Indenture, dated as of March 30, 2021, to the Unsecured Notes Indenture (the “Resale Notes Supplemental Indenture”). The Unsecured Notes Indenture, the Unsecured Notes Supplemental Indentures, the Secured Notes Indenture, the Secured Notes Supplemental Indentures, the Resale Notes Supplemental Indenture, the certificates evidencing the Resale Debt Securities, any certificates evidencing Primary Debt Securities, the notations of guarantee with respect to the Resale Debt Securities Guarantees and any notations of guarantee with respect to Primary Debt Securities Guarantees, and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”

New York ● Washington DC ● London ● Frankfurt

Fried, Frank, Harris, Shriver & Jacobson LLP is a Delaware Limited Liability Partnership

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In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, the Parent and the New Guarantors, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, the Parent and the New Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Parent, the New Guarantors and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) all of the parties to the Documents (other than the New Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the New Guarantors) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the New Guarantors); (iv) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinions below as to the New Guarantors), enforceable against such parties in accordance with their respective terms and (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	When (i) the Amendment and any subsequent amendments to the Registration Statement (including any post-effective amendments) have become effective under the Securities Act, (ii) the terms of the issuance and sale of the New Primary Debt Securities Guarantees registered pursuant to the Registration Statement have been established in accordance with the applicable Indenture and duly approved by the Member(s), Manager(s), Board of Directors, other governing body or committee thereof, as applicable, of each New Guarantor providing a guarantee thereof, in conformity with such New Guarantor’s (x) Certificate of Formation and (y) Limited Liability Company Agreement or Member Control Agreement, as applicable (as each may be amended from time to time), and all other necessary limited liability company action on the part of such New Guarantor has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on any of the Company or the New Guarantors, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the New Guarantors, (iii) any relevant Unsecured Notes Supplemental Indenture or Secured Notes Supplemental Indenture has been duly authorized, executed and delivered by the Company, each New Guarantor party thereto and each other party thereto, (iv) the terms of any collateral or security arrangements relating to such New Primary Debt Securities Guarantees have been established and the agreements thereto have been validly executed and delivered by each of the parties thereto and any collateral has been deposited with the collateral agent, if applicable, in accordance with such arrangements, (v) such New Primary Debt Securities Guarantees have been duly issued in accordance with the applicable Indenture and any applicable Secured Notes Supplemental Indenture or Unsecured Notes Supplemental Indenture and (vi) such New Primary Debt Securities have been duly authenticated, executed and delivered against payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, such New Primary Debt Securities Guarantees will constitute valid and binding obligations of the New Guarantors.

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2.	The Resale Debt Securities Guarantees are valid and binding obligations of the New Guarantors.

The opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity or binding effect of any provision of any of the Documents:

i.	relating to indemnification, contribution or exculpation;

ii.	containing any purported waiver, release, variation of rights, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions);

iii.	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

iv.	specifying that provisions thereof may be modified or waived only in writing;

v.	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

vi.	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law; or

vii.	relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture.

(B)	We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law or (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

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(C)	We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible.

(D)	We express no opinion as to the validity or binding effect of any provision of any agreement purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

(E)	The opinions set forth above are subject to the following:

i.	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

ii.	general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

iii.	the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the Limited Liability Company Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP